FOR IMMEDIATE RELEASE
                                January 13, 2006

DSA FINANCIAL CORPORATION REPORTS EARNINGS FOR THE SECOND QUARTER ENDED DECEMBER 31, 2005 AND DECLARES A QUARTERLY DIVIDEND

Lawrenceburg, Indiana - January 13, 2006 - DSA Financial Corporation (OTCBB:
DSFN.OB) announced its financial results for the second fiscal quarter. For the quarter ended December 31, 2005, the Company recorded net earnings of $274,000 or $0.17 per share. In the quarter ended December 31, 2004, the Company reported net earnings of $206,000, or $0.13 per share.

The quarter-to-quarter increase in earnings was attributed primarily to a $142,000, or 171%, increase in other income, which was partially offset by a $47,000, or 9%, increase in general, administrative and other expense. Other income included a one-time gain on the sale of investments of $159,000.

Net earnings for the six months ended December 31, 2005 were $469,000, or $0.29 per share, an increase of $55,000, or 13%, over the six month period ended December 31, 2004. Net interest income increased by $44,000 or 3%, and other income increased by $132,000, or 74%, which includes the aforementioned one-time investment gain. These increases were partially offset by an increase of $87,000, or 9%, in general, administrative and other expense.

In addition, Edward L. Fischer, President and Chief Executive Officer of DSA Financial, announced today that the Company's board of directors has declared a dividend on its common stock of $0.105 per share. The dividend is payable on February 10, 2006 to stockholders of record as of January 27, 2006.

DSA Financial reported total assets of $99.3 million at December 31, 2005, total liabilities of $82.2 million, including deposits of $73.7 million and total stockholders' equity of $17.1 million.

DSA Financial Corporation is the holding company for Dearborn Savings Association, F.A., a federally chartered savings association headquartered in Lawrenceburg, Indiana. Dearborn Savings operates through its main office and one branch office.

                            DSA FINANCIAL CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                                              December 31,            June 30,
         ASSETS                                                                       2005                2005

Cash and cash equivalents                                                         $  3,966              $4,043
Investment securities                                                                4,894               6,214
Loans receivable                                                                    83,339              76,379
Other assets                                                                         7,051               5,893
                                                                                   -------             -------

         Total assets                                                              $99,250             $92,529
                                                                                    ======              ======

         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                           $73,689             $66,891
Advances from the FHLB                                                               7,000               7,000
Other liabilities                                                                    1,498               1,405
                                                                                   -------             -------

         Total liabilities                                                          82,187              75,296

Stockholders' equity                                                                17,063              17,233
                                                                                    ------            --------

         Total liabilities and stockholders' equity                                $99,250             $92,529
                                                                                    ======              ======




                            DSA FINANCIAL CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)


                                                                    Six months ended                 Three months ended
                                                                      December 31,                        December 31,

                                                                 2005           2004                2005           2004

Total interest income                                          $2,620         $2,148              $1,351         $1,090

Total interest expense                                          1,076            648                 570            322
                                                             --------         ------               -----         ------

         Net interest income                                    1,544          1,500                 781            768

Provision for losses on loans                                      31             12                 24               6
                                                               ------         ------              ------        -------
         Net interest income after provision for
            losses on loans                                     1,513          1,488                 757            762

Other income                                                      310            178                 225             83

General, administrative and other expense                       1,092          1,005                 561            514
                                                               ------        -------                ----        -------

         Earnings before income taxes                             731            661                 421            331

Income taxes                                                      262            247                 147            125
                                                               ------         ------              ------        -------



        NET EARNINGS                                           $  469         $  414              $  274         $  206
                                                                =====          =====               =====          =====

        EARNINGS PER SHARE - basic and diluted                   $.29           $.26                $.17           $.13
                                                                =====          =====               =====          =====


